Exhibit 99.2

Comtech Announces Targeted Annual Dividend of $1.00 Per Share
and $100.0 Million Stock Repurchase Program

Melville, New York – September 23, 2010 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today announced that its Board of Directors has approved the initiation of a quarterly cash dividend on shares of Comtech common stock. The first quarterly dividend payment of $0.25 per share will be paid on November 22, 2010 to shareholders of record at the close of business on October 22, 2010. While future dividends will be subject to Board approval, the Board of Directors is initially targeting an annual dividend of $1.00 per share per year.

Comtech today also announced that its Board of Directors has authorized the repurchase of up to $100.0 million of Comtech common stock. These repurchases may be made in open-market or privately negotiated transactions and may be made pursuant to SEC Rule 10b5-1 trading plans. The Company announced that it intends to begin repurchasing stock on September 27, 2010, which is the first date that the Company’s year-end trading window opens.

“As we look to fiscal 2011 and beyond, we are confident in the overall strength of our business and its ability to continue to generate the strong cash flows that would enable the Company to return cash to our shareholders through a quarterly dividend,” said Fred Kornberg, President and Chief Executive Officer of Comtech.

Mr. Kornberg added, “As of the end of our fiscal year on July 31, 2010, we had over $600.0 million of cash and cash equivalents and our stock represents an attractive investment opportunity. In addition, we intend to continue to pursue strategic acquisitions that we believe will drive long-term growth and shareholder value.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
631-962-7000
info@comtechtel.com

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